                          ASSIGNMENT AND ASSUMPTION OF
                  "KENNY ROGERS ROASTERS" FRANCHISE AGREEMENTS,
                       MASTER DEVELOPMENT AGREEMENTS, AND
                              INTELLECTUAL PROPERTY

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "AGREEMENT") is made and entered into as of this 31st day of March 1999 (the "EFFECTIVE DATE"), by and among ROASTERS CORP. and ROASTERS FRANCHISE CORP., Florida corporations, with their principal office located at 6600 N. Andrews Drive, Suite 160, Ft. Lauderdale, Florida 33309 (collectively the "DEBTORS"), and NF-ROASTERS CORPORATION, a Delaware corporation with its principal office located at 1400 Old Country Road, Westbury, New York 11590 (the "COMPANY").


                                R E C I T A L S :

         A. WHEREAS, On March 24, 1998, Roasters Corp. filed a voluntary petition under Chapter 11 of the Bankruptcy Code, and its wholly owned subsidiary, Roasters Franchise Corp., filed a voluntary petition under Chapter 11 of the Bankruptcy Code on May 6, 1998. The petitions were filed in the United States Bankruptcy Court for the Middle District of North Carolina (the "BANKRUPTCY COURT").

         B. WHEREAS, On March 3, 1999, the Bankruptcy Court entered an order confirming the First Amended Franchisee Plan of Reorganization dated January 15, 1999, as amended (the "PLAN"), and such order is now a final order which has not been stayed and is no longer subject to review, reversal, modification or amendment by appeal (the "CONFIRMATION ORDER").

         C. WHEREAS, Pursuant to Section 3.5(b) of the Plan and paragraph 22 of the Confirmation Order, the Debtors are authorized to assume and assign to the Company the Kenny Rogers Roasters Franchise Agreements and Master Development Agreements for the franchisees operating "Kenny Rogers Roasters" franchised restaurants at the locations listed in Exhibit A attached hereto and incorporated herein by reference (collectively, the "FRANCHISE AGREEMENTS").

         D. WHEREAS, Each franchisee under the Franchise Agreements has heretofore executed a Release in which the franchisee has: (i) consented to the assumption and assignment of its respective franchise agreement; (ii) waived any claims which such franchisee may have against the Debtors or the consolidated estate arising in, arising under or related to its respective franchise agreement; (iii) acknowledged that any default under the Franchise Agreement has been cured; (iv) waived any requirement that the Debtors or the Company provide adequate assurance of future performance under the Franchise Agreement; and (v) consented to the assumption and assignment of its franchise agreement to the Company.

         E. WHEREAS, Each franchisee listed in Exhibit A has heretofore executed a Uniform Amendment (or an "Amended and Restated Franchise Agreement") for each of the franchised restaurants listed in Exhibit A

         F. WHEREAS, On March 3, 1999, the Bankruptcy Court appointed Mark Gillis as Chapter 11 Liquidating Trustee (the "TRUSTEE") for the purpose of facilitating the implementation and consummation of the Plan, and such Trustee is now duly qualified and acting in such capacity.

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Assumption. The Debtors, in accordance with and pursuant to Section 3.5(b) of the Plan and the Releases heretofore executed by the respective franchisees, hereby assume the Franchise Agreements.

2. Assignment of the Franchise Agreements. The Debtors, for good and valuable consideration, and subject to the terms of the Plan and Confirmation Order, do hereby assign and transfer to the Company all rights of the Debtors under the Franchise Agreements, excluding and reserving therefrom the following: (i) the right of the Debtors to receive and collect from the franchisees the amount of post-petition franchise fees and royalties (as defined in the Plan) as determined by the Bankruptcy Court or agreed upon by the parties as remaining due and owing the Debtors; and (ii) the right to collect pre-petition franchise fees and royalty fees owed to the Debtors by each such franchisee if the franchisee fails to timely pay all post-petition franchise or royalty fees as provided for under the Plan.

3. Assignment of the Intellectual Property. The Debtors, for good and valuable consideration, and subject to the terms of the Plan and Confirmation Order, do hereby assign and transfer to the Company all of the Debtors' intellectual property, including without limitation any and all:

         a. common law and unregistered trademarks and service marks (as well as the goodwill associated with said trademarks and service marks)

         b. trademark and service mark registrations (including but not limited to the registrations listed in Exhibit B to this Agreement);

         c. copyrights,

         d. trade secrets,

         e. patents, patent applications, and patent applications in process,

         f. Internet domain names and Internet web pages,

         g. recipes,

         h. manuals, and

         i. advertising (whether in preparation, complete, or held for the Debtors by one or more vendors, such as advertising agencies, creative agencies, or other parties).

 4. Assignment of the Advertising Fund. The Debtors, for good and valuable consideration, and subject to the terms of the Plan and Confirmation Order:

                  a. Shall within ten (10) business days pay to the Company the sum of Ninety Thousand Seven Hundred and Eighteen Dollars and Four Cents ($90,718.04), representing the sum of:

                           i. The post-petition payments of advertising fund fees already made to the Debtors, less amounts expended for such purposes; and

                           ii. All the funds on deposit in the advertising fund account as of March 24, 1998, less pro-rata portions of the fees, costs, or distributions made by Barnett Bank from the aggregate funds in the Debtors' garnish accounts; and

         b. Hereby assign and shall promptly upon receipt transfer to the Company all funds hereafter collected from franchisees and other parties for, or on account of, the advertising fund is, and shall be, Company's property, and the Debtors shall promptly remit such collections to the Company for deposit into the Kenny Rogers Roasters advertising fund. Debtors further authorize the Company to collect overdue advertising fund contributions and other overdue sums to be deposited into the Kenny Rogers Roasters advertising fund (accrued for periods prior to today's date), subject only to the requirement that the Company notify the Debtors in writing that such collections have been made.

5. Assignment of the Kenny Rogers License Agreement. The Debtors do hereby assume and, for good and valuable consideration and subject to the terms of the Plan and Confirmation Order, do hereby assign and transfer to the Company, all of the Debtors' right, title, and interest in and to that certain license agreement dated April 5, 1993, by and between Mr. Kenny Rogers, as licensor, and Debtors' predecessor (Roasters Ltd.), as licensee.

6. Additional Documents. The Debtors agree that they shall, upon reasonable request by the Company, execute such documents as the Company may deem reasonably necessary in order to implement the terms of this Agreement.

7. Payment. On or before April 1, 1999, the Company shall remit to the Debtors the sum of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000).

8. Performance of Duties. The Company hereby assumes and agrees to perform all of the Debtors' obligations under the Franchise Agreements as of the Effective Date and shall indemnify and hold harmless the Debtors, from and against any claim or demand made thereunder arising out of the Company's performance of, or failure to perform, on or after the Effective Date.

9. Counterparts and Faxed Signatures. This Agreement may be signed in counterparts, and the parties agree that their signatures may be exchanged by fax, and that a copy of this Agreement with such signatures shall be deemed an original copy hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ROASTERS CORP.


By:      /s/ Mark Gillis
         Mark Gillis, Chapter 11 Liquidating Trustee

ROASTERS FRANCHISE CORP.


By:      /s/ Mark Gillis
         Mark Gillis, Chapter 11 Liquidating Trustee

NF ROASTERS CORPORATION

By:      /s/ Richard E. Buckley

Name:    Richard E. Buckley

Title:   President

                                    EXHIBIT A


FRANCHISEE                                              STATE      CITY
FEW, LLC                                                  AK       Anchorage
Best Roasters, Inc., The                                  AL       Hoover
Carter Investment Co.                                     AL       Mobile
Carter Investment Co.                                     AL       Montgomery
Valley Roasters II, Inc. of CA                            CA       Burbank, N. San Fernando Rd.
Valley Roasters III, Inc.                                 CA       Burbank, West Alameda Ave.
KR Roasters LP (Montelone Co.)                            CA       Corona
Shin, Jay: Hollywood Roasters, LLC                        CA       Hollywood, N. Highland Ave.
Shin, Jay: Lakewood Roasters, LLC                         CA       Lakewood, Faculty St.
Soudani, Ahmad                                            CA       Los Angeles, Wilshire Blvd.
KR Roasters LP (Montelone Co.)                            CA       Palm Desert
Shin, Jay: Reseda Roasters LLC                            CA       Reseda (Reseda Blvd.)
IFCC, Inc.                                                CA       Santa Barbara
Shin, Jay: Temple Roasters LLC                            CA       Temple, Rosemead Blvd.
Debard , Inc.                                             CA       West Hills (Vanowen St.)
MSK Enterprises                                           FL       Pembroke Pines
                                                                   (12630 Pines Blvd.)
MSK Enterprises                                           FL       Pembroke Pines
                                                                   (184th S.W Pines Blvd.)
Lion's Share Productions, Inc. (Kenny Rogers)             GA       Athens (2440 W. Broad St.)
Idaho Roasters, Inc.                                      ID       Boise (N. Milwaukee Ave.)
Idaho Roasters, Inc.                                      ID       Boise (Broadway Ave.)
Gem State Roasters                                        ID       Idaho Falls
Idaho Roasters, Inc.                                      ID       Nampa
Midwest Investors Limited Partnership, II                 IL       Peoria
Teri Entertainment                                        IL       Rockford
Midwest Investors Limited Partnership, II                 IL       Springfield
JPB Restaurant Concepts, II, Inc.                         MD       Bel Air
JPB Restaurant Concepts, V, Inc.                          MD       Cockeysville
JPB Restaurant Concepts, III, Inc.                        MD       Ellicott
JPB Restaurant Concepts, IV, Inc.                         MD       Frederick

FRANCHISEE                                            STATE      CITY
JPB Restaurant Concepts, I, Inc.                        MD       Laurel
JPB Restaurant Concepts, VI, Inc.                       MD       Whitemarsh
Donmark, Inc                                            MI       Flint (Linden Rd,)
Chicken Chateau                                         MI       Saginaw
Rogers Nevada                                           NV       Henderson
Rogers Nevada                                           NV       Las Vegas (Fair Center Pkwy.)
Rogers Nevada                                           NV       Las Vegas (Rainbow Blvd.)
Rogers Nevada                                           NV       Las Vegas (Sahara Ave.)
Rogers Nevada                                           NV       Pahrump
Roasters of Long Island                                 NY       Commack
Roasters of Long Island                                 NY       East Meadow
Roasters of Long Island                                 NY       Huntington Station
Roasters of Long Island                                 NY       Rockville Center
Roasters of Long Island                                 NY       Selden
David Vance Group                                       OH       Akron
Cascade Hospitality, Inc.                               OR       Springfield
Utah Roasters                                           UT       Orem
Utah Roasters                                           UT       St. George
Fox Valley Roasters, LLC                                WI       Appleton (Northland Ave.)
Badger Roasters, LLC                                    WI       Appleton (W. Wisconsin Ave.)
Wisconsin Roasters, LLC                                 WI       Milwaukee